Exhibit 5

Opinion of Counsel Re:  Legality of Securities Registered.

May 12, 2025

Middlesex Water Company

485C Route 1 South, Suite 400

Iselin, New Jersey 08830

Ladies and Gentlemen:

I refer you to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), by Middlesex Water Company (the “Company”) pertaining to the registration under the Securities Act and the proposed issuance and sale from time to time of shares of the Company’s Common Stock, no par value (the “Common Shares”) on a delayed or continuous basis under Rule 415 under the Securities Act.

I am the Vice President, General Counsel and Secretary of Middlesex Water Company and have acted as counsel to the Company in connection with the Registration Statement. In such capacity, I have examined the Registration Statement, copies of the Company’s Restated Certificate of Incorporation and amendments thereto, copies of the Company’s by-laws and amendments thereto, resolutions adopted by the Board of Directors of the Company on April 25, 2025, certificates of officers of the Company and of public officials and such other corporate records and documents as I have deemed necessary in order to express the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of such original documents.

Based upon the foregoing examination and further assuming that: (i) the Registration Statement will be effective at the time the Common Shares are offered and issued as contemplated pursuant to the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Common Shares offered thereby; (iii) the Common Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) any definitive purchase, underwriting, sales agency or similar agreement with respect to any Common Shares offered and issued will have been duly authorized, validly executed and delivered by the Company and the other parties thereto, it is my opinion that:

1.            When (A) the board of directors or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) of the Company has taken all necessary corporate action to approve the issuance and terms of the offering of the Common Shares and (B) the Common Shares have been duly issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of the Company upon payment of the consideration therefor provided for therein, then the Common Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me in the prospectus included in such Registration Statement under the heading “Legal Matters”.

My opinion is limited to the laws of the State of New Jersey and the federal laws of the United States insofar as they bear on matters covered hereby. Although the Common Shares may be issued from time to time on a delayed or continuous basis, the opinion expressed herein is limited to the laws, including rules and regulations as in effect on the date hereof.

Very truly yours,

/s/ Jay L. Kooper
Jay L. Kooper
Vice President, General Counsel and Secretary
Middlesex Water Company